Federal Home Loan Bank of Des Moines
announcement

May 9, 2016

FHLB Des Moines Approves First Quarter 2016 Dividend

The FHLB Des Moines Board of Directors has approved a first quarter 2016 dividend for both the average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved for activity-based capital stock was at an annualized rate of 3.50 percent. The dividend approved for membership capital stock was at an annualized rate of 0.50 percent. Average three-month LIBOR for the first quarter 2016 was 0.62 percent.

This is the sixteenth consecutive quarter the Board has declared these dividend rates on the Bank's capital stock. The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding was 2.94 percent; however, the effective combined dividend rate on the total capital stock held by each shareholder will depend on their level of activity with the Bank during the first quarter.

The first quarter dividend payout to shareholders will total $39 million, which represents 20 percent of net income for the first quarter and 57 percent of net income for the first quarter when excluding net private-label mortgage-backed securities litigation gains and mandatorily redeemable capital stock interest expense from net income. The dividend is expected to be paid on May 11, 2016.

Earlier today the Bank filed its First Quarter 2016 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the first quarter was provided in a Form 8-K earnings release filed with the SEC on April 28, 2016. These filings are available at www.fhlbdm.com or www.sec.gov.